EXHIBIT NO. 11

ROTARY POWER INTERNATIONAL, INC.

COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

	Twelve Months Ended December 31,
	2001	2000
BASIC

Shares outstanding, beginning of period	11,482,855	6,212,855

Weighted average number of shares issued, retired and issuable share equivalents	5,171,083	2,408,100

Weighted average number of common and common equivalent shares outstanding	16,653,938	8,620,955

Loss before extraordinary items	$(2,324,210)	$(2,184,230)
Net income (loss)	$1,161,263	$(2,184,230)

Loss before extraordinary items per common share	$(0.14)
Net income (loss) per common share	$0.07	$(0.25)

DILUTED
Weighted average number of common and common equivalent shares outstanding as adjusted to full dilution	18,504,727	10,493,086

Loss before extraordinary items	$(2,324,210)	$(2,184,230)
Net income (loss)	$1,161,263	$(2,184,230)

Loss before extraordinary items per common share	$(0.13)*
Net income (loss) per common share	$0.06	$(0.21)*

*The calculations are submitted in accordance with SEC requirements, although they are not in accordance with FAS No. 128 because they are anti-dilutive.